Exhibit 10.45
[ON THE LETTERHEAD OF ABN AMRO BANK N.V.]

To:	UTi Worldwide Inc. (IBC number 141257) (the Company) for itself and as agent for each of the other Obligors party to the Agreement (as defined below)

For the attention of:	Lawrence R. Samuels
With a copy to:	Stephen D. Cooke
Paul Hastings Janofsky & Walker LLP
695 Town Center Drive, Seventeenth Floor,
Costa Mesa,
CA 92626 USA
10 April 2008
Dear Sirs,
US$250,000,000 credit agreement (the Agreement) dated 13 July 2006 and as amended on 11 October 2006 and 7 December 2007 between (among others) the Company and ABN AMRO Bank N.V. as coordinating facility agent, global facility agent and global issuing bank
1.	Background

(a)	This letter is supplemental to and amends the Agreement.

(b)	We refer to the letter from UTi Worldwide Inc. dated 4 April 2008 requesting that certain waivers are granted under the Agreement and that certain clauses of the Agreement be amended to prevent further breaches from occurring.

(c)	Pursuant to clause 33 (Amendments and waivers) of the Agreement, the Majority Lenders have consented to the amendments to the Agreement contemplated by this letter. Accordingly, we are authorised to execute this letter on behalf of the Finance Parties.

2.	Interpretation

(a)	Capitalised terms defined in the Agreement have the same meaning when used in this letter unless expressly defined in this letter.

(b)	The provisions of clause 1.2 (Construction) of the Agreement apply to this letter as though they were set out in full in this letter except that references to the Agreement are to be construed as references to this letter.

3.	Waivers

(a)	the Company has requested that the Majority Lenders waive the breaches of the following matters:
(i)	Clause 22.15(a) (Labour Matters) only to the extent necessary in order to permit UTi Logistics Israel Ltd. the existence of collective bargaining arrangements since 20 September 2007;

(ii)	Clause 25.6 (Operating Leases) only to the extent necessary in order to permit the maximum amount of rental payments made under Operating Leases for the fiscal year ended 31 January 2008 to be US$123,441,000;

(iii)	Clause 25.8(b)(viii) (Financial Indebtedness) only to the extent necessary in order to permit the continued existence of Financial Indebtedness in an aggregate amount of US$ 4,800,000 in relation to the acquisition of the shares in Newlog Ltd. since 20 March 2008;

(iv)	Clause 25.8(b)(xv) (Financial Indebtedness) only to the extent necessary in order to permit the existence of Local Working Capital Facilities entered into by UTi Logistics Israel Ltd. between 31 August 2007 and 30 December 2007 in an aggregate amount of US$ 34,000,000 until 30 November 2008 (for the avoidance of doubt the existing Letters of Credit supporting the Local Working Capital Facilities referenced herein shall remain in place);

(v)	Clause 34.8 (Resignation of an Obligor (other than the Company)) only to the extent necessary in order to permit the resignation of Ambassador Brokerage Limited as the shares in this Obligor was sold on 30 June 2007;

(vi)	Schedule 10, Part 4 (Existing Indebtedness — Permitted Indebtedness and Security) only to the extent necessary in order to permit the existence of guarantees of EUR 3,000,000 by UTi Worldwide Inc. to each of Credit Commercial de France (now HSBC) and Etoile Commerciale; and

(vii)	Schedule 11, Part 2 (Existing Intercompany Indebtedness — Loan from South African Obligor to South African Group Non-Obligor) only to the extent necessary in order to permit the existence of three loans: (a) Deldevco for US$ 752,776, (b) Marine Link for US$ 289,563 and (c) Portion 118 for US$ 249,123.
(b)	Subject to paragraph (c) below, the Majority Lenders have agreed to waive the breaches referred to in paragraph (a) above. Accordingly, we are authorised to confirm that the breaches referred to in paragraph (a) above are waived with effect from the date on which the Facility Agent receives from the Company a copy of this letter countersigned by the Company (the Effective Date).

(c)	As a condition to the waiver of subparagraph 3(a)(v) above the Borrower must provide the duly completed Resignation Request of Ambassador Brokerage Limited.

4.	Amendments

(a)	Subject to subparagraph (b) below, the Agreement will be amended from the Effective Date in accordance with subparagraph (c) below.

(b)	The Agreement will be amended by this letter from such time as the Facility Agent receives from the Company a copy of this letter countersigned by the Company (the Effective Date).

(c)	The Agreement will be amended as follows:
(i)	Clause 25.6(b) (Operating Leases) shall be amended by replacing “US$120,000,000” by “US$165,000,000”;

(ii)	Schedule 10 (Existing Indebtedness) shall be amended by (i) replacing “€1,100,000” for Etoile Commerciale with “€3,000,000” and by (ii) replacing “€1,120,000” for HSBC with “€3,000,000”;

(iii)	Schedule 11 (Existing Intercompany Indebtedness) shall be replaced in full by the new Schedule 11 which is set out at Appendix A hereto; and

(iv)	Schedule 13 (Collective Bargaining Arrangements) shall be amended by the addition of “UTi Logistics Israel Ltd.” to the list of collective bargaining arrangements.
5.	Representations
Each Obligor confirms to each Finance Party that on the date of this letter and on the Effective Date the Repeating Representations:
(a)	are true; and

(b)	would also be true if references to the Agreement were construed as references to the Agreement as amended by this letter.
Each Repeating Representation is applied to the circumstances existing at the time the Repeating Representation is made.
6.	Fees
The Company must pay to the Coordinating Facility Agent (for the consenting Majority Lenders) a waiver fee of 0.075 per cent. on the date on which the Company countersigns this letter to the account notified to the Company by the Coordinating Facility Agent for this purpose.
7.	Miscellaneous

(a)	This letter is a Finance Document.

(b)	From the Effective Date, the Agreement and this letter will be read and construed as one document.

(c)	Except as otherwise provided in this letter, the Finance Documents remain in full force and effect.

(d)	Except to the extent expressly waived in this letter, no waiver of any provision of any Finance Document is given by the terms of this letter and the Finance Parties expressly reserve all their rights and remedies in respect of any breach of, or other Default under, the Finance Documents.

8.	Governing law
This letter is governed by English law.
9.	Counterparts
This letter may be executed in any number of counterparts, This has the same effect as if the signatures on the counterparts were on a single copy of the this letter.

     ABN AMRO BANK N.V.

/s/ Allen R. Broyles	/s/ Thomas W. Bittman
for	V.P.
AB AMRO BANK N.V.
as Coordinating Facility Agent for and on behalf of the other Finance Parties

We agree with the terms of this letter.
/s/ Lawrence R. Samuels
for
UTi WORLDWIDE INC.
for itself and as agent for the other Obligors
Date: 10 April 2008